As filed with the Securities and Exchange Commission on October 18, 2004
Registration Statement No. 333-118766

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHAXIS INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2214195 (I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd.
800 Central Tower
Irving, Texas 75039
(972) 443-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James W. McLane
Chairman of the Board and Chief Executive Officer
5215 N. O’Connor Blvd.
800 Central Tower
Irving, Texas 75039
(972) 443-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,of Agent for Service)

Copies to:

John B. McKnight Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201-6776 (214) 740-8000	J. Brent Webb HealthAxis Inc. 5215 N. O’Connor Blvd., 800 Central Tower Irving, Texas 75039 (972) 443-5000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

4,910,020 Shares

HEALTHAXIS INC.

Common Stock
(Par Value $0.10 Per Share)

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 4,910,020 shares of our common stock for the account of our shareholders named in this prospectus. These shares of common stock may be issued in connection with the conversion of shares of our Series A Convertible Preferred Stock (“Preferred Stock”), the terms of which were modified on June 30, 2004, or the exercise of certain warrants to purchase our common stock. Based on the initial conversion ratio, 3,850,000 shares of our common stock are issuable upon the conversion of our Preferred Stock. Up to 1,060,020 shares of our common stock are issuable upon the exercise of certain warrants. While we may receive cash if and when the warrants are exercised for cash payment, we will not receive any of the proceeds from the sale of the shares of common stock.

     The shares are being registered to permit the selling shareholders to sell the shares of common stock from time to time in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

     Our common stock is listed for trading on The NASDAQ SmallCap Market under the trading symbol “HAXS.” On October 15, 2004 the last reported sale price of our common stock on NASDAQ was $2.00 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

     You should read this entire prospectus, including the documents incorporated by reference, carefully before you invest.

     An investment in our common stock involves a high degree of risk. You should consider carefully the Risk Factors beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2004.

Information Contained In This Prospectus

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. The selling shareholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “Healthaxis,” “the Company,” “we,” “us” and “our” refer to Healthaxis Inc. and its subsidiaries and affiliates, and do not refer to the selling shareholders.

Special Note Concerning Forward-Looking Statements

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, beliefs, estimates and projections, as well as assumptions made by, and information currently available to, us. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can generally be identified as such because the context of the statement may include words such as “expect,” “believe,” “anticipate” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. These statements are not guarantees of future performance, events or results and generally involve known and unknown risks, uncertainties and other facts that may cause our actual results, performance or achievements to be materially different from such forward-looking statements. The sections entitled “Risk Factors” beginning on page 1 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report and Quarterly Reports contain a discussion of some of the risks and other factors that could contribute to those differences. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements incorporated by reference in this prospectus, before making an investment decision.

HealthAxis Inc.

     Healthaxis is a technology-enhanced provider of fully integrated solutions and services for health benefit administrators and health insurance claim processors. These solutions, which are comprised of software products and related business process services, are designed to assist health insurance payers and third party administrators provide enhanced services to members, employees, employers and providers at lower cost. These services are provided through the application of our flexible technology to legacy systems, either on a fully integrated or on an application service provider basis. These technology solutions are complemented by our business process outsourcing services, which are offered to our technology clients and on a stand-alone basis. Our business process outsourcing solutions include mailroom services and the automated capture, imaging, storage and retrieval of electronic claims, attachments, and related correspondence, in addition to rules-based claims pre-adjudication.

Recent Developments

     On June 30, 2004, Healthaxis consummated a transaction modifying the terms of its Series A Convertible Preferred Stock and resulting in the issuance to its preferred shareholders of warrants to purchase shares of the Company’s common stock. Under the terms of the agreements with the preferred shareholders, shares of the Company’s preferred stock are convertible into an aggregate of 3,850,000 shares of the Company’s common stock. The preferred shareholders also received warrants with a term of five years entitling them to purchase up to 1,000,000 shares of common stock at an exercise price of $5.50 per share (subject to a cashless exercise feature that applies under some circumstances). The shares of common stock into which the shares of preferred stock are convertible and with respect to which the warrants are exercisable represent approximately 55% of our common stock on a fully diluted basis (based upon our outstanding common stock, options and warrants as of the date of this prospectus). Holders of the preferred stock have no liquidation preference, no voting rights except as required by law, the right to receive a nominal dividend of $0.0001 per share semi-annually (aggregating less than $1,000 per year in total) and otherwise on a pro rata basis to the extent that dividends are paid to holders of common stock, limited anti-dilution rights in the context of stock splits, stock dividends and similar transactions, and no redemption rights.

     The preferred stock is convertible into shares of common stock at the option of a preferred shareholder at any time and in any amount after June 30, 2005, but prior to that date may only be converted if the preferred shareholder desiring to effect the conversion will not hold as a result of the conversion more than 750,000 shares of common stock or if the common stock is trading on a national stock market and has had a closing price of $8.00 or more for 20 out of the 30 trading days immediately preceding the conversion date (in which case, any number of shares may be converted). Notwithstanding the foregoing, in the event of the transfer of shares of preferred stock in accordance with the terms of the agreements with the preferred shareholders, the preferred stock automatically converts into shares of common stock. Healthaxis may compel conversion of the preferred stock or exercise of the warrants granted to the preferred shareholders if the common stock is trading on a national stock market, has had a closing price of $8.00 or more for 20 out of the 30 trading days immediately preceding the conversion date, and there is an effective registration statement covering the resale of the shares of common stock into which such preferred stock is convertible.

     Under the agreements with the preferred shareholders, Healthaxis agreed that it will not issue any equity securities in a transaction implying a pre-money valuation of Healthaxis of less than $14.5 million or at a per share price of less than $2.15 (these restrictions do not apply to the certain grants of stock options to Healthaxis employees or directors). Further, until June 30, 2005, the preferred shareholders have a right of first refusal to match the terms upon which any third party proposes to purchase from Healthaxis any equity securities having an aggregate purchase price of at least $1.0 million and to match the terms upon which Healthaxis proposes an offering of its common stock.

     Prior to the conversion, the holders of the preferred stock only have the right to vote to the extent they are entitled to do so under applicable law. Under applicable law, the holders of the preferred stock would be entitled to vote separately as a class in certain instances, including in the event of an amendment to Healthaxis’ articles of incorporation, which may occur should Healthaxis decide to engage in some types of mergers or consolidations. To the extent that the preferred shareholders are so entitled to vote, prior to June 30, 2005 the preferred shareholders have agreed to vote their shares in favor of such a merger or consolidation if the common shareholders have approved the merger or consolidation and the per share price to be received by the preferred shareholders in the merger or consolidation is at least $3.50 in cash for each share of preferred stock. If we pursue a merger or consolidation on or after June 30, 2005, the preferred shareholders have agreed to vote their shares in favor of the merger or consolidation if the common shareholders approve the merger or consolidation and if the per share price to be received by the preferred shareholders in the merger or consolidation for each share of preferred stock is at least equal to what they would have received in the merger or consolidation if they had converted their shares of preferred stock into shares of common stock immediately prior to the merger or consolidation.

     As part of the preferred stock transaction, Healthaxis agreed not to adopt a shareholder rights plan, “poison pill” or similar arrangement until the earlier of June 30, 2008 or the second anniversary of the date on which the preferred shareholders hold less than 500,000 shares of preferred stock. In addition, Healthaxis currently has “Change in Control Employment Agreements” with several of its executives. These agreements become effective upon a “change of control” of Healthaxis (as defined in the agreements), and provide for certain benefits, including severance benefits under certain circumstances if an executive is terminated after a change of control. Consents were executed with each of these executives clarifying that the preferred stock transaction did not constitute a “change of control” for purposes of these agreements. Healthaxis also agreed to certain specified limitations on any new change of control agreements.

     The agreements with the preferred shareholders require Healthaxis to register for resale the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants, but place certain restrictions on the private sale or transferability of the securities held by the preferred shareholders, and restrict the number of shares of common stock that may be sold in the public markets below a price of $3.50 per share. These stock transfer restrictions lapse on June 30, 2005. Other than 20,000 shares of common stock issuable upon the exercise of warrants held by certain persons affiliated with TripleTree, LLC and 40,020 shares of common stock issuable upon the exercise of a warrant held by America Online, Inc., all of the shares of common stock registered under the registration statement of which this prospectus forms a part are being registered pursuant to the agreements with the preferred shareholders. Further information with respect to the rights and restrictions of the preferred stock under the new terms were detailed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on June 1, 2004.

Our Address

     Our principal executive offices are located at 5215 N. O’Connor Blvd., 800 Central Tower, Irving, Texas 75039, and our telephone number at that address is (972) 443-5000. Our website is located at www.healthaxis.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained and incorporated by reference in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Business Related Risks

Because we have a history of operating losses, it is difficult to evaluate our future prospects and to know when, if ever, Healthaxis will become profitable.

     Our recent history of operating losses makes it difficult to evaluate our future prospects and to know when, if ever, we will become profitable. Furthermore, you should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven, competitive and rapidly evolving markets. While our restructuring plan implemented in May 2001, and our cost reduction initiative in November 2002, brought costs more in line with our revenue base, there can be no assurances that our cash resources will prove adequate, or that we will ever become profitable. Further, if we continue to experience operating losses, the carrying amount of our goodwill could be adversely affected. We expect to perform an impairment review of our goodwill in the near future and believe that it is possible that the carrying amount of our goodwill will be reduced. These uncertainties could negatively affect our business prospects and our stock price.

A small number of clients account for a substantial portion of our business, and the loss of any one of them could have an adverse impact on our business and financial condition.

     The business of a limited number of our clients represents a significant component of our continuing operations. For the six month period ended June 30, 2004, four clients accounted for an aggregate of 63% of revenues. For the year ended December 31, 2003, our then three largest clients (American Administrative Group, NCAS Inc., and HealthSCOPE Benefits) accounted for an aggregate of 46% of revenues. We are dependent to a significant degree on our ability to maintain our existing relationships with our clients. There can be no assurance that we will be successful in maintaining our existing client relationships, or that we will be successful in securing new clients.

Some of our client contracts contain a fixed-price component, and because we sometimes incur costs in excess of our projections, we could experience decreased operating margins or increased operating losses.

     Some of our client contracts contain a fixed-price component, and some of these contracts are long-term. Our client contracts typically involve a lengthy implementation period, which makes it more difficult to accurately estimate the costs that we will incur to complete the contract. We sometimes incur costs in excess of our projections and as a result experience lower margins than expected or may incur losses with respect to a specific project. The nature of our fixed-price arrangements can result in decreased operating margins or increased operating losses, and could adversely affect our business, financial condition and results of operations.

Our competitors may be more successful in attracting customers, which could result in decreased sales, a loss of revenue and a decrease in the value of our common stock.

     We compete with a number of competitors in each of our product and market areas. We also compete with the internal information resources and systems of some of our prospective and existing clients. Our competitors could develop or offer solutions superior to those we offer. Some of our current and potential competitors are larger, better capitalized, have greater financial and operating resources and greater market share than we do. These competitors may be able to respond more quickly to changes in customer requirements or preferences. They may also be able to devote greater resources to claims processing services or to the development, promotion and sale of their products.

Errors in our application solutions or our data capture services could detract from the reliability and quality of our information systems, which, in turn, could result in decreased sales, liability for damage claims and a negative impact on our results of operations.

     We devote substantial resources to satisfying the demands of the claims and administration segment of the healthcare industry for a high level of reliability and quality from its information systems.

     In the course of client acceptance testing, Healthaxis historically has experienced few application solutions errors. However, application solutions may contain undetected errors. These errors may result in loss of data, or a reduction in the ability to process transactions on a timely basis, which could result in the loss of existing business and future business, as well as the loss of, or delay in, market acceptance of Healthaxis’ application solutions. We have attempted to limit contractually, and through insurance coverage, damages arising from negligent acts, errors, mistakes or omissions in our application solutions, or in rendering services such as data capture. However, these contractual protections could be unenforceable or insufficient to protect us from liability for damages in connection with the successful assertion of one or more large lawsuits.

Our future success significantly depends on the experience of our executive officers and key personnel, and the loss of one or more of them could impair our ability to do business and otherwise negatively impact the price of our common stock.

     Our future success depends, in significant part, upon the continued services of our executive officers and key personnel. The loss of services of one or more of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to retain our executive officers or key personnel. We do not have employment agreements with our executive officers or key personnel, although we do have standard severance procedures and have entered into change of control agreements with our most senior executive officers. These agreements will operate like an employment agreement in the event of a “change of control” of Healthaxis.

Our reliance on third party vendors could place us at risk for increased expenses, failure to meet our contractual obligations and/or lost clients.

     We rely in part upon third party vendors for the delivery of some of our products and services to our clients. We have alternatives in each case, but the alternatives could be expensive and time consuming to implement. If any of these vendors ceased providing the product or service on which we rely, our business could be interrupted until such time as we are able to replace the product or service and integrate it with our own product and service offering. Such interruptions could be in violation of our service level commitments to our customers. The key third party vendors on which we rely include:

•	Advanced Business Fulfillment – which prints and mails the majority of output from our claims system, namely beneficiary checks, explanation of benefits and letters.

•	Gentran – which supplies software that supports our ability to receive and transmit transactions and files electronically.

•	IBM – which provides our data center facilities as well as critical hardware and operating system components used by our systems.

•	Ingenix – which provides usual and customary databases that are integrated with our Insur-Claims system and used by our customers for determining the reasonableness of a healthcare provider’s fees, as well as certain clinical logic used by our customers in the processing of health insurance claims.

•	MCI, Netlojix and AT&T – which provide telecommunication lines and Internet gateways through which we connect to our clients.

If we are unable to protect our proprietary technology, our competitors could use our proprietary technology to compete against us, which could negatively impact our revenues and otherwise result in our engaging in costly litigation.

     Our success depends to some extent on our ability to protect the proprietary and confidential aspects of our solutions and the tradenames associated with them. Our solutions are not patented, and existing copyright laws offer only limited practical protection. The legal protections afforded to us, or the precautions we take, may be inadequate to prevent misappropriation of our technology or the tradenames associated with our solutions. Any infringement or misappropriation of our proprietary solutions or the related tradenames could have the effect of allowing competitors to use our proprietary information to compete against us, or result in costly litigation in order to protect our rights. In addition, these limited protections do not prevent independent third-party development of functionally equivalent or superior technologies, products, or services.

We may be subject to intellectual property infringement claims that could result in costly litigation and additional losses or decreased revenues.

     As competing healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could command the time and attention of our technical, legal, and management teams to defend. Further, if a court determined that we infringed on the intellectual property rights of a third party, we could be required to:

•	Develop non-infringing technology or tradenames;

•	Obtain a license to the intellectual property;

•	Stop selling the applications or using names that contain the infringing intellectual property; or

•	Pay substantial damage awards.

     If we cannot develop non-infringing technology or tradenames, or obtain a license on commercially reasonable terms, any of the above listed potential court-ordered requirements could adversely impact our operations and revenues.

Our failure to meet performance standards described in our service agreements could result in the termination of those agreements, the loss of other business and the imposition of penalties, any of which, in turn, could lead to decreased revenues and larger continuing losses.

     Many of our service agreements contain performance standards. Healthaxis could fail to meet some contractual performance standards related to turnaround times, availability, and quality standards set forth in its service agreements. Our failure to meet these standards could result in the termination of these agreements, as well as financial penalties from current clients and decreased sales to potential clients. These penalties range from less than 1% to a maximum of 50% of the aggregate amount payable under these agreements. Although we are unaware of any current instances of non-performance, if we are unable to maintain performance standards, we may experience decreased sales, decreased revenues, and continued losses.

Our Jamaican operations subject us to additional risks, including problems enforcing legal rights, expropriation, political or social instability, labor difficulties and tropical storms. If we encounter any of these problems in Jamaica, it is possible that our operations would be disrupted, that we would incur higher expenses and that we could fail to meet our contractual obligations owed to customers and other third parties.

     We conduct imaging and data capture operations related to the conversion of insurance claims information to electronic form in Jamaica through an indirect subsidiary. For the year ended December 31, 2003, we earned 12% of our total revenues from our Jamaican operations. There is less government regulation in Jamaica than in the United States, and there may be more difficulty in enforcing Jamaican legal rights. Additionally, there is the possibility of expropriation or confiscatory taxation, limitations on the removal of property or other assets, political or social instability, labor difficulties, or diplomatic developments that could affect our Jamaican operations and assets. While these factors have not to date had a material adverse impact on our business, if an adverse event occurred, it could materially disrupt our business operations, jeopardizing our ability to meet our contractual obligations and likely leading to higher expenses.

     The proximity of our Jamaican operation to the ocean-front could expose our facility to damage from a tropical storm. While we maintain insurance coverage on the facility and have also established back-up and business continuity plans, we could experience downtime and could incur additional expenses related to relocation or repair of the facility, should this occur.

     Currently, our Jamaican subsidiary is able to take advantage of the Jamaican labor market, which provides competent and inexpensive labor. As of December 31, 2003, our Jamaican subsidiary had approximately 111 employees. If the risks or problems posed by conducting operations in Jamaica require significant financial or managerial resources, or we are forced to relocate these operations on-shore, our costs to provide these services could increase.

Our current and prospective customers may become reluctant to allow us to perform processing services in our Jamaican facility, thereby forcing us to relocate these services on-shore, which could increase our costs.

     We conduct imaging and data capture operations related to the conversion of insurance claims information to electronic form in Jamaica through an indirect subsidiary. There is a growing debate regarding the offshore outsourcing of jobs that could be performed in the United States. Certain of our customers or prospective customers may become reluctant to allow their processing to be performed in our Jamaican facility. As a result, we could loose sales or be forced to relocate these operations on-shore, in which case our costs to provide these services could increase.

Acquisitions, which are part of our long-term business strategy, involve inherent risks that could compromise the success of our business and dilute the holdings of current shareholders.

     As part of our long-term business strategy, we intend to consider and possibly pursue acquisitions of similar or complementary businesses to capitalize on the rapidly growing and fragmented health insurance claims services outsourcing market by creating a business process services company of sufficient breadth and scale of operations to leverage our fixed cost base. If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates, or if we are not successful in integrating the operations of the acquired businesses, the success of the combined business could be compromised. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, potential future write-downs related to goodwill impairment in connection with acquisitions, and dilution to the shareholders of the combined company if the acquisition is made for stock of the combined company. In addition, asset classes, technologies or businesses of acquired companies may not be effectively assimilated into our business or have a positive effect on the combined company’s revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired asset classes and businesses. Further, any such acquisitions may be funded with cash, debt or equity, or we may seek financing for other purposes, any of which could have the effect of diluting the holdings or limiting the rights of shareholders. Depending upon the nature and structure of such acquisitions and financings, our shareholders may or may not have the opportunity to approve such acquisitions and financings. In some limited circumstances, our preferred shareholders would have the right to vote separately as a class on some mergers and consolidations that we may desire to pursue. Finally, we may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

In order to achieve and maintain compliance with new regulations, such as the Sarbanes-Oxley Act of 2002 and the corporate governance rules of The Nasdaq Stock Market, we may need to expend financial and managerial resources that could increase our expenses and reduce the value of our common stock.

     Recent accounting and reporting improprieties by public companies have resulted in increased legislation and regulation. The most prominent legislation to date is the Sarbanes-Oxley Act of 2002, which, among other things, places additional requirements on companies for the creation, documentation, testing and reporting of internal controls and processes. We will expend additional financial and managerial resources in order to comply with this legislation as well as the corporate governance rules of The Nasdaq Stock Market.

Internet and Health Insurance Industry Related Risks

The substantial time required for us to convert a business opportunity into revenue depresses our potential near term growth rate.

     Like other companies in the health information technology industry and business process outsourcing industry, it takes us a substantial amount of time to bid for the business of a new client, win the business of a new client, and, finally, convert that business into revenue. These time lags mean that even if we are successful in winning new client business, we may not benefit from the revenues derived from that business for some time. This industry phenomenon may dampen our near-term potential growth rates.

When we provide web-based solutions we are exposed to potential Internet access problems, which could adversely affect some of our software hosting services and negatively impact our operating results.

     Some of our solutions rely on Internet access and are, therefore, subject to a number of risks, including risks associated with disruptions, delays or losses due to technical difficulties, natural causes, viruses or security breaches. These problems may adversely affect the success of some of our software hosting services because our ability to deliver these services to clients is dependent on the use of the Internet as a medium of effective communication. If we were to encounter these problems, we could lose revenues from clients or potential clients and could also incur additional costs, which would negatively impact our operating results.

Changes in the regulation or taxation of the Internet could depress our revenues and increase our operating expenses.

     The Internet is subject to the risk of changing government regulation. A number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. In particular, we could be subject to the governmental adoption of regulations that charge Internet access fees or impose taxes on subscriptions. Laws or regulations may also be adopted relating to liability for information retrieved from or transmitted over the Internet, on line content regulation, user privacy and the quality of products and services. A number of legislative proposals have been made that would impose additional taxes on the sale of goods and services over the Internet. New legal requirements or interpretations applicable to the Internet could depress our revenues through limitations on the use of the Internet for our solutions or prohibitions on the sale of a particular solution, increase our cost of doing business, or otherwise have a material adverse effect on our business.

In order to maintain compliance with applicable insurance regulations, we may need to expend financial and managerial resources that could increase our expenses and reduce the value of our common stock.

     The insurance industry is highly regulated and the regulations that govern our clients are subject to change. Changes in these regulations could require us to expend additional financial and managerial resources to revise our products and services in order to comply.

If our software is not in compliance with HIPAA, then we could lose business; and if our internal operations are not HIPAA-compliant, then we could face possible liability claims.

     We believe that we have met the HIPAA requirements currently in effect that are applicable to our internal operations and our clients. However, if we are is unable to deliver applications solutions that achieve or maintain compliance with the applicable HIPAA rules in effect, or as they may be modified or implemented in the future, then clients may move business to applications solutions providers whose systems are, or will be, HIPAA-compliant. As a result, our business could suffer. If our internal operations are not HIPAA-compliant, then we may also face contractual or potential other liability to the extent our business associate and other obligations require compliance. Certain states may also impose direct liability in the form of civil penalties for our failure to be HIPAA-compliant. In the event that we lose business to competitors, or are required to pay amounts as a result of contractual or other liability claims, the market price of our common stock may decline.

The insolvency of our customers, or the inability of our customers to pay for our services, would adversely affect our revenues and, hence, our results of operations.

     Health insurance payer organizations are often required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. If insurance payer organizations are unable to pay for our services because of their need to maintain cash reserves or failure to maintain balance sheet ratios or solvency, our ability to collect fees for services rendered would be impaired, and our results of operations could be adversely affected.

The consolidation of health insurance payer organizations could decrease the number of our existing and potential customers, which could depress our revenue prospects.

     There has been, and continues to be, acquisition and consolidation activity in the insurance payer organizations industry. Mergers or consolidations of payer organizations in the future could decrease the number of our existing and potential customers. A smaller market for our products and services could depress our revenue prospects.

Changes in government regulation of the healthcare industry could increase our expenses and otherwise adversely affect our clients’ businesses, which could, in turn, adversely affect our business.

     During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and some capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise adversely affect the healthcare industry, which could adversely impact our clients’ business which could, in turn, adversely affect our business. The impact of regulatory developments in the healthcare industry is followed closely by us and by our retained legal firm. However regulatory changes are complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations.

Capital Structure and Trading Market Risks

The registration of the resale of the shares of common stock offered hereby entails some risks, including the fact that the sale of shares of our common stock in the public market, or the possibility of these sales, could depress or lower our stock price.

     The registration statement of which this prospectus forms a part provides for the registration of the resale of significantly more shares of our common stock than we currently have outstanding. The resale of shares of common stock under this prospectus, or the perception that such shares may be resold, could adversely impact the market price for shares of our common stock. Although there are restrictions on the ability of the selling shareholders to sell shares of our common stock in the public market at a price of less then $3.50 per share (which restrictions lapse on June 30, 2005), a significant number of shares are eligible for resale in the public market. Further, we are required to keep the registration statement of which this prospectus forms a part effective for an extended period of time and, if under some circumstances, the shares of common stock offered hereby cannot be sold, then we are required to pay to the holders of Preferred Stock a registration delay payment or additional blackout payment.

Our long-term debt service will reduce our future cash resources which could impact our operations and have a material adverse affect on the value of our common stock.

     In September 2003, we purchased all Healthaxis securities held by UICI including shares of common stock (which shares represented 48.3% of Healthaxis’ outstanding common stock), Series A Convertible Preferred Stock, and warrants to purchase common stock. The total purchase price of $3.9 million included $500,000 in cash and a $3.4 million promissory note, which is due over three years and bears interest at 6%. The promissory note is currently being paid through deductions from monthly invoices for services provided by us to a UICI subsidiary. These deductions, and any cash that may be required to service this debt, will reduce the amount of cash available for operations and may negatively impact our operations.

The shares of preferred stock and warrants to purchase shares of common stock currently held by our preferred shareholders could enable them to control the outcome of shareholder votes and otherwise pursue control transactions involving us.

     Although our preferred shareholders currently have very limited voting rights, in the event that they convert their shares of preferred stock into shares of common stock, or exercise the warrants that they hold for shares of our common stock, those shares of common stock will have voting rights identical to our currently outstanding shares of common stock. There are some limited restrictions on the ability of the preferred shareholders to convert their shares of preferred stock into shares of common stock, but in the event our preferred shareholders convert all of their shares of preferred stock, and exercise all of their warrants, they would collectively hold 64% of our outstanding common stock (based on the number of our outstanding shares of common stock as of the date of this prospectus and assuming no conversion of any other options, warrants or other common equivalents). This ownership block could result in our preferred shareholders being able to control the outcome of all common shareholder votes, should the preferred shareholders vote in the same manner. Further, certain of our preferred shareholders hold a sufficiently large number of shares of preferred stock and warrants that, in the event of their conversion and exercise they could, acting alone, have significant influence over the outcome of matters submitted to our common shareholders.

     The Pennsylvania Business Corporation Law (or PBCL) contains provisions designed to protect us and our shareholders from some takeover transactions. Specifically, sections of the PBCL prohibit a person that acquires beneficial ownership of 20% or more of the voting power of a publicly held Pennsylvania corporation (such as Healthaxis), a so-called “interested shareholder,” from engaging in a business combination transaction with such a corporation, except in some circumstances. A purpose of the statute is to prevent coercive second step transactions at an inadequate price to the other shareholders of the corporation. However, because our board of directors approved the transaction that we entered into with our preferred shareholders on June 30, 2004 providing for the modification of the terms of the preferred stock and the issuance of warrants to our preferred shareholders, the PBCL business combination statute will not prohibit a business transaction between us and certain of the preferred shareholders. As a result, certain of our preferred shareholders could initiate a takeover transaction involving us and we would not be able to use the PBCL business combination statute to prevent such a transaction. Further, we have agreed with the preferred shareholders that we will not, for a period of time, establish a shareholder rights plan, “poison pill” or similar anti-takeover arrangements.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at:

Room 1204, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Please call the Commission at 1-800-SEC-0330 for further information about the public reference facilities. This material may also be obtained from the Commission’s worldwide web site at http://www.sec.gov. The address of the Commission’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. Our outstanding common stock is listed on The Nasdaq SmallCap Market under the symbol “HAXS.”

     We have filed a registration statement, of which this prospectus is a part, covering the common stock offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION

     The Commission allows us to “incorporate by reference” some information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of these shares is terminated:

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, filed with the Commission on May 12, 2004 and August 12, 2004, respectively;

•	our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004, and as amended on April 29, 2004;

•	our current reports on Form 8-K filed with the Commission and dated May 12, 2004 (other than Item 12 thereof, which is furnished) and September 20, 2004; and

•	the description of our common stock contained in our current report on Form 8-K filed with the Commission on January 30, 2001.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

     You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference therein) without charge upon written or oral request to J. Brent Webb, HealthAxis Inc., 5215 N. O’Connor Blvd., 800 Central Tower, Irving, Texas 75039, (972) 443-5000.

USE OF PROCEEDS

     The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered under this prospectus and we will not receive any proceeds from the sale of those shares. We may, however, receive cash if and when warrants relating to some of the shares of our common stock offered under this prospectus are exercised for a cash exercise price, as opposed to a cashless exercise.

SELLING SHAREHOLDERS

     This prospectus relates to the sale of up to 4,910,020 shares of our common stock for the selling shareholders named in the table below. The common stock is issuable to the selling shareholders upon either the conversion into shares of common stock of shares of our Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”) or the exercise of warrants to purchase our common stock. We are registering the shares in order to permit the selling shareholders to offer these shares for resale from time to time.

     The information provided below with respect to the selling shareholders has been obtained from the selling shareholders and is current as of October 6, 2004.

     Because the selling shareholders may sell none, all or some portion of the shares of common stock owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the shares of common stock owned by them, all or a portion of the shares of common stock owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

				Percentage of
	Shares of	Shares of	Shares of	Common
	Common Stock	Common	Common Stock	Stock Owned
	Owned Before the	Stock	Owned After the	After the
Name of Selling Shareholder	Offering (1)	Offered(2)	Offering (3)	Offering (3)
Brown Simpson Partners I, Ltd.(4)	2,387,326	2,377,985	9,341	*
OTAPE Investments LLC(5)	282,756	281,650	1,106	*
LB I Group Inc.(6)	1,884,875	1,877,518	7,357	*
The Pennsylvania State University(7)	312,847	312,847	0	*
Kevin R. Green(8)	8,500	8,500	0	*
David A. Henderson(8)	8,500	8,500	0	*
Scott Tudor(8)	3,000	3,000	0	*
America Online, Inc.	153,465	40,020	113,445	4.1%

*	Less than 1%.

(1)	The number of shares of our common stock indicated to be owned by the selling shareholders includes the total number of shares of common stock that would be obtained by each selling shareholder if all of the shares of Preferred Stock owned by it were converted into shares of common stock, which for each such selling shareholder is as follows: Brown Simpson Partners I, Ltd.: 1,887,679 shares; OTAPE Investments LLC: 223,578 shares; LB I Group Inc.: 1,490,401 shares; and The Pennsylvania State University: 248,342 shares. The number of shares also includes the number of shares of common stock that would be obtained by such selling shareholder if it exercised in full the warrant granted to it in connection with the modification of the Preferred Stock on June 30, 2004, which for each such selling shareholder is as follows: Brown Simpson Partners I, Ltd: 490,306; OTAPE Investments LLC: 58,072; LB I Group Inc.: 387,117; and The Pennsylvania State University: 64,505. Finally, the number of shares includes the number of shares of common stock that would be obtained by the selling shareholders if they exercised in full warrants granted to them other than in the Preferred Stock modification transaction on June 30, 2004, which for each selling shareholder is as follows: Brown Simpson Partners I, Ltd.: 9,341 shares; OTAPE Investments LLC: 1,106 shares; LB I Group Inc.: 7,357 shares; Kevin R. Green: 8,500 shares, David A. Henderson: 8,400 shares, and Scott Tudor: 3,000 shares (these warrants were originally granted to TripleTree, LLC as partial compensation for financial advisory services performed with respect to the modification of the Preferred Stock and were subsequently transferred to the named individuals); and America Online, Inc.: 70,020 shares. Note, however, that except with respect to America Online, Inc., the selling shareholders are not currently deemed to be the beneficial owners of all of the shares of common stock into which their shares of Preferred Stock may be converted or for which their warrants may be exercised, because the shares of Preferred Stock cannot be converted, and the warrants cannot be exercised, if as a result thereof the selling shareholder in question would hold more than 4.99% of our then outstanding shares of common stock (unless such selling shareholder waives such limitations by more than 60 days’ advance written notice to us).

(2)	We are registering the shares of common stock issuable upon conversion of the Preferred Stock, and also the shares of common stock issuable upon the exercise of the warrants granted in connection with the modification of the Preferred Stock on June 30, 2004 (as well as an unrelated warrant granted to America Online, Inc. in November 1998 in connection with a commercial transaction).

(3)	We have determined the number and percentage of shares of common stock owned after the offering by assuming that each selling shareholder will sell all of its shares being offered pursuant to this prospectus. In fact, each selling shareholder may sell none, all or some portion of its holdings. The indicated shares of common stock owned by Brown Simpson Partners I, Ltd., OTAPE Investments LLC and LB I Group Inc. after the offering contemplated by this prospectus are being offered by such selling shareholders pursuant to a separate prospectus that forms a part of another registration statement that we have registered.

(4)	Xmark Asset Management, LLC (“XAM”) serves as investment manager for Brown Simpson Partners I, Ltd., as well as various other private investment funds. Mitchell D. Kaye is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Brown Simpson Partners I, Ltd. Brown Simpson Partners I, Ltd. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer.

(5)	Ira Leventhal has voting and investment control over the shares offered by OTAPE Investments LLC. Mr. Leventhal disclaims beneficial ownership of such shares. OTAPE Investments LLC is an affiliate of a broker-dealer, purchased the shares offered hereby in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company. LB I Group is an affiliate of a broker-dealer, purchased the shares offered hereby in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	David E. Branigan, Executive Director of the Office of Investment Management of The Pennsylvania State University, has voting and investment control over the shares offered by The Pennsylvania State University. The Pennsylvania State University is neither a registered broker-dealer nor an affiliate of a registered broker-dealer.

(8)	Each of these individuals is an affiliate of a broker-dealer, acquired the shares offered hereby in the ordinary course of business, and at the time of the acquisition of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

          Set forth below is information regarding the respective selling shareholders’ positions, offices or other material relationships with us within the past three years.

          On July 31, 2002 we completed a transaction with the selling shareholders, other than America Online, Inc. and Messrs. Green, Henderson and Tudor, providing for the cancellation of our $27.5 million 2% convertible debentures held by them in exchange for our issuance to them of shares of our Preferred Stock and a payment of $4.0 million cash (the “Debenture Exchange”). As described above under “Summary-Recent Developments,” on June 30, 2004 the terms of the Preferred Stock were modified in a number of respects, including a split in the number of shares of Preferred Stock, and each holder of Preferred Stock was issued a warrant to purchase shares of common stock, as follows:

				Number of	Number of
				Shares of	Shares of
	Principal	Shares of		Preferred Stock	Common Stock
	Amount of	Preferred	Allocation of	after	for which
	Debentures	Stock	Cash	Modification	Warrant is
Selling	Exchanged	Received	Payment(1)	Transaction	Exercisable
Shareholder	(July 2002)	(July 2002)	(July 2002)	(June 2004)	(June 2004)
Brown Simpson Partners I, Ltd.	$12,666,666	10,824	$1,842,425	1,887,679	490,306
OTAPE Investments LLC	1,500,000	1,282	218,180	223,578	58,072
LB I Group Inc.	10,000,000	8,546	1,454,545	1,490,401	387,117
The Pennsylvania State University	1,666,667	1,424	242,425	248,342	64,505

Total	$25,833,333 (2)	22,076 (2)	$3,757,575 (2)	3,850,000	1,000,000

(1)	Exclusive of immaterial amounts of cash also paid to each selling shareholder at the closing of the Debenture Exchange representing accrued interest with respect to debentures in the principal amount of $4.0 million.

(2)	Total excludes $1.67 million of principal amount of debentures exchanged by UICI, 1,424 shares of Preferred Stock received by UICI and the $242,425 cash payment to UICI, who is not a selling shareholder in this prospectus. In September 2003 we repurchased the shares of Preferred Stock received by UICI in the Debenture Exchange.

     The shares of common stock offered by Messrs. Green, Henderson and Tudor may be issued under warrants originally granted to TripleTree, LLC in June 2004 as partial compensation for financial advisory services provided to us with respect to the modification of the Preferred Stock. These warrants have been transferred by

TripleTree to the named individuals. We have retained TripleTree, LLC to provide financial advisory services in connection with possible future acquisitions and financings.

     The shares of common stock offered by America Online, Inc. may be issued under a warrant granted to America Online, Inc. in November 1998 in connection with a commercial transaction. During the past three years, the Company has not had a material relationship with America Online.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock, which will be borne by the selling shareholders. We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Sales of shares of common stock may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices, and by using any other method permitted pursuant to applicable law. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

     The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock or of securities convertible into or exchangeable for the shares of common stock in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling shareholders may make these transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or the purchasers of shares of common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 modifying the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Because the selling shareholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. In addition, our company has made copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

     The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

     Upon our company being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each selling shareholder and of the participating broker-dealer(s);

•	the number of shares of common stock involved;

•	the initial price at which shares of common stock were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;-

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

     In addition, upon our company being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

LEGAL MATTERS

     Locke Liddell & Sapp LLP, Dallas, Texas, has passed upon the validity of the common stock offered under this prospectus.

EXPERTS

     The consolidated financial statements of Healthaxis Inc. appearing in Healthaxis Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The fees and expenses to be paid by us in connection with the offer of the securities being registered hereby are estimated as follows:

Registration fee	$1,416
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Miscellaneous	2,000

Total	$28,416

Item 15. Indemnification of Directors and Officers.

     HealthAxis is incorporated under the laws of the Commonwealth of Pennsylvania. Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) empowers a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification will not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the PBCL provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in such action or proceeding, he or she will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with such action or proceeding.

     Section 1745 of the PBCL provides that expenses, including attorneys’ fees, incurred in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding on receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     HealthAxis provides for indemnification of its directors and officers pursuant to Article 14 of its Amended and Restated Articles of Incorporation and Article IV of its Bylaws. Article 14 of HealthAxis’ Amended and Restated Articles of Incorporation and Article IV of HealthAxis’ Bylaws provide in effect that, unless prohibited by applicable law, HealthAxis will indemnify directors and officers against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred in connection with any actions or proceedings, subject to some limitations in the case of actions by directors and officers against HealthAxis. Under Article IV, HealthAxis will also advance amounts to any director or officer during the pendency of any actions or proceedings against expenses incurred in connection with the actions or proceedings, provided that, if required by law, HealthAxis receives an undertaking to repay the amount advanced if it is ultimately determined that the person is not entitled to be indemnified under Article IV. The indemnification provided for in Article IV is in addition to any rights to which any director or officer may otherwise be entitled. Article IV of HealthAxis’ Bylaws also provides that the right of a director or officer to indemnification and advancement of expenses will continue for a person who has ceased to be a director or officer of the Company, and inure to the benefit of the person’s heirs, executors and administrators.

     As authorized by Article 14 of its Amended and Restated Articles of Incorporation, HealthAxis has purchased directors’ and officers’ liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claims and liabilities, with stated exceptions, to which they may become subject by reason of their positions with HealthAxis or its subsidiaries as directors and officers.

SEC Position on Indemnification

     As stated above, under our articles of incorporation, our directors and officers are indemnified against some causes of action. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 30, 2001).

4.3	Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2004).

†5.1	Opinion of Locke Liddell & Sapp LLP.

†23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP, Independent Auditors.

†24.1	Power of Attorney.

*	Filed herewith.

†	Previously filed.

Item 17. Undertakings.

               (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on October 18, 2004.

HEALTHAXIS INC.
By:	/s/ James W. McLane
James W. McLane
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ James W. McLane James W. McLane	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 18, 2004

* John M. Carradine	President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2004

* Michael Ashker	Director	October 18, 2004

* James J. Byrne	Director	October 18, 2004

* John W. Coyle	Director	October 18, 2004

* Thomas L. Cunningham	Director	October 18, 2004

* Adam J. Gutstein	Director	October 18, 2004

* Kevin F. Hickey	Director	October 18, 2004

*By:	/s/ James W. McLane

James W. McLane,
Attorney-In-Fact

EXHIBIT INDEX

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 30, 2001).

4.3	Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 19, 2003).

4.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2004).

†5.1	Opinion of Locke Liddell & Sapp LLP.

†23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP, Independent Auditors.

†24.1	Power of Attorney.

*	Filed herewith.
†	Previously filed.